UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 14, 2012 (May 14, 2012)

MEMORIAL PRODUCTION PARTNERS LP

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35364	90-0726667
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney, Suite 2100 Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 588-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On May 14, 2012, Memorial Production Partners LP (the “Partnership”) issued a press release announcing that the Partnership entered into a Purchase and Sale Agreement (the “Purchase Agreement”), by and among the Partnership, Memorial Production Operating LLC, a Delaware limited liability company (“OLLC”), Memorial Resource Development LLC, a Delaware limited liability company (“MRD”), Classic Hydrocarbons Operating, LLC, a Delaware limited liability company (“Classic Hydrocarbons”), Craton Energy Holdings III, LP, a Texas limited partnership (“Craton”) and Classic Hydrocarbons Holdings, L.P., a Texas limited partnership (“Classic,” and together with MRD, Classic Hydrocarbons and Craton, the “Sellers”), pursuant to which the Sellers transferred certain oil and natural gas properties concentrated in east Texas to the Partnership in exchange for approximately $27.0 million in cash consideration, subject to (i) receipt of third party consents and (ii) customary post-closing adjustments (the “Acquisition”). The Partnership and Classic are pursuing such third party consents, and if such consents are not granted, the Partnership will be indemnified by the Sellers with respect to such affected properties. The Acquisition closed on May 14, 2012 and the Acquisition consideration was funded through borrowings under the Partnership’s revolving credit facility.

The Purchase Agreement contains representations and warranties, covenants and indemnification provisions that are typical for transactions of this nature.

The Board of Directors of Memorial Production Partners GP LLC approved the transaction based on the approval and recommendation by its conflicts committee, which consists entirely of independent directors in accordance with the Partnership’s limited partnership agreement. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated May 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMORIAL PRODUCTION PARTNERS LP

	By:	Memorial Production Partners GP LLC, its general partner

Date: May 14, 2012	By:	/s/ John A. Weinzierl
John A. Weinzierl
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated May 14, 2012